Exhibit 10.5

MANULIFE PRIVATE CREDIT FUND

Terms and Conditions of Dividend Reinvestment Plan

Holders of shares of beneficial interest (the “Shares”) of Manulife Private Credit Fund (the “Fund”) who participate (the “Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) are advised as follows:

1.        Enrollment of Participants. Each holder of Shares (a “Shareholder”) will automatically be a Participant. A Shareholder whose Shares are registered in the name of a nominee (such as an intermediary firm through which the Shareholder acquired Shares (an “Intermediary”)) must contact the nominee regarding the Shareholder’s status under the Plan.

2.        The Plan Administrator. SS&C (“Administrator”) will act as administrator for each Participant. SS&C or its delegee administrator will open an account for each Participant under the Plan in the same name as the one in which his, her or its outstanding Shares are registered.

3.        Cash Option. The Fund will declare all income dividends and/or capital gains distributions (collectively, “Distributions”) payable in Shares (or, as discussed below, at the option of Shareholders solely upon an affirmative election made by notice to the Fund, in cash). To the extent that a Participant reinvests Distributions in additional Shares, the Participant will receive an amount of Shares of the Fund equal to the amount of the Distribution on that Participant’s Shares divided by the immediate post-Distribution net asset value per Share (“NAV”) of the Fund.

A Participant wishing to receive cash must affirmatively elect to receive Distributions, if any, in cash, by providing notice to the Fund. A Participant holding Shares through an Intermediary may elect to receive cash by notifying the Intermediary (who must be directed to inform the Fund). A Shareholder is free to change this election at any time. If, however, a Shareholder elects to change its election within 95 days prior to a distribution, the request will be effective only with respect to distributions after the 95-day period. A Shareholder whose Shares are registered in the name of a nominee (such as an intermediary) must contact the nominee regarding its status under the DRP, including whether such nominee will participate on such Shareholder’s behalf as such nominee will be required to make any such election.

4.        Valuation. Shares will be issued pursuant to the DRP at their NAV determined on the next valuation date following the ex-dividend date (the last date of a dividend period on which an investor can purchase Shares and still be entitled to receive the dividend). There is no sales load or other charge for reinvestment.

5.        Recordkeeping. The Administrator will reflect each Participant’s Shares acquired pursuant to the Plan together with the Shares of other Shareholders of the Fund acquired pursuant to the Plan in noncertificated form. Each Participant will be sent a confirmation by the Administrator of each acquisition made for his, her or its account as soon as practicable, but not later than 60 days after the date thereof. Distributions on fractional Shares will be credited to each Participant’s account to three decimal places. In the event of termination of a Participant’s account under the Plan, the Administrator will adjust for any such undivided fractional interest in cash at the NAV of Shares at the time of termination.

Any Share Distributions or split shares distributed by the Fund on Shares held by the Administrator for Participants will be credited to their accounts.

6.        Fees. Any expenses of the DRP will be borne by the Fund.

7.        Termination of the Plan. The Fund may terminate the DRP at any time upon written notice to the participants in the DRP.

8.        Amendment of the Plan. These terms and conditions may be amended by the Fund at any time or times upon 30 days’ written notice to the participants, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority.

9.        Applicable Law. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.